Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Diamond S Shipping Inc. of our reports dated February 25, 2019, relating to the consolidated financial statements of Athena SpinCo Inc. as of December 31, 2018, and for the period from November 14, 2018 (inception date) to December 31, 2018, and the carve-out financial statements of the crude and product tanker business of Capital Product Partners L.P. as of December 31, 2018 and 2017, and for each of the three years in the period ended December 31, 2018, appearing in the Amendment No. 2 to the Registration Statement on Form 10 of Diamond S Shipping Inc. dated March 11, 2019.

/s/ Deloitte Certified Public Accountants S.A.

Athens, Greece

April 8, 2019